Exhibit 10.10

RETENTION AGREEMENT

This Retention Agreement is entered into as of February 24, 2026, by and between Prithvi S. Gandhi, an individual (“Executive”) and Trex Company, Inc., a Delaware corporation (the “Company”).

Recitals

Executive is an officer of the Company. The Company has determined that it is in the best interests of the Company and its stockholders that Executive’s employment with the Company be assured for a certain period of time. Therefore, the Company and Executive desire to set forth their agreement pursuant to which Executive will receive certain benefits from the Company under certain circumstances.

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.
Restricted Stock Units. Subject to the vesting conditions set forth in this Agreement, the Company hereby agrees to grant to Executive, on February 24, 2026, restricted stock units (“RSUs”) valued at $750,000 relating to its common stock, $.01 par value (the “Stock”) pursuant to the Trex Company, Inc. 2023 Stock Incentive Plan (the “Plan”). In the event that Executive is actively employed by the Company from the date of this Agreement through February 24, 2029, the RSUs shall become fully vested on such date. Each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in this Agreement.

2. Definitions. As used in this Agreement, the following terms shall have the following definitions:

(a) “Cause” means one of the following reasons for which the Executive’s employment with the Company is terminated: (i) Executive’s willful or grossly negligent misconduct, or subversive, disruptive or insubordinate behavior, that is injurious to the Company or violates Company policy; (ii) Executive’s embezzlement or misappropriation of funds or property of the Company; (iii) Executive’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (iv) Executive’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (v) Executive’s willful failure or refusal by Executive to devote Executive’s full business time (other than on account of disability or approved leave) and attention to the performance of Executive’s duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Executive by the Board.

(b) “Good Reason” means, without the specific written consent of the Executive, any of the following: (i) a material and adverse change in Executive’s status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in Executive’s status or position as an employee of the Company as a result of a material diminution in Executive’s duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon Executive giving notice), or any removal of Executive from or any failure to reappoint or reelect Executive to such position(s) (except in connection with Executive’s termination other than for Good Reason); (ii) a 10% or greater reduction in Executive’s aggregate base salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (iii) the failure by the Company or any successor to continue in effect any material employee benefit plan (excluding any equity compensation plan) in which the Executive is participating (or plans providing the Executive with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect the Executive’s continued participation in any of such plans on at least as favorable a basis to Executive or which would materially reduce Executive’s benefits under any of such plans, or (iv) Company’s requiring Executive to be based at an office that is both more than 50 miles from where Executive’s office is located and further from Executive’s then current residence.

(c) “Disability” means a Disability within the meaning of Internal Revenue Code section 409A(a)(2)(C).

3. Early Vesting/Cash Payment. Notwithstanding the provisions of Section 1 above, or the provisions of any other agreement between the parties, upon the occurrence of any of the following events prior to the date set forth in Section 1, the RSUs shall immediately vest upon such occurrence, subject to all applicable tax withholdings:

(a) Executive’s employment is terminated without “Cause” or at the election of Executive for “Good Reason”; or

(b) Executive’s employment is terminated by death or because of “Disability”.

If a “Change in Control” (as defined in Executive’s Change in Control Agreement (“CIC Agreement”)) occurs prior to the date set forth in Section 1 above, the RSUs shall immediately vest as provided in such CIC Agreement.

4. Forfeiture of Awards. In the event Executive’s employment is terminated for “Cause” or at the election of Executive for any reason other than “Good Reason” prior to the date set forth in Section 1 above, Executive shall forfeit the RSUs, and this Agreement shall immediately terminate.

5. Provisions Relating to RSUs.

(a) Executive’s RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

(b) As soon as practicable following the vesting of the RSUs hereunder, the Company will issue to Executive a share certificate for the shares of Stock to which such vested RSUs relate. In the alternative, the Company may use the book-entry method of share recordation to indicate Executive’s share ownership. Executive will have no further rights with regard to a RSU once the share of Stock related to such RSU has been issued.

(c) Executive agrees, as a condition of this grant, that Executive will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of RSUs or delivery of Stock acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in RSUs or delivery of shares arising from this grant, the Company shall have the right to require such payments from Executive, withhold shares that would otherwise have been issued to Executive under this Agreement or withhold such amounts from other payments due to Executive from the Company.

(d) Except as provided in the following sentence, Executive does not have any of the rights of a shareholder with respect to the RSUs. If, prior to the vesting date, the Company declares a cash dividend on the Stock, Executive will be credited with dividend equivalents in an amount determined based on the dividends that Executive would have received, had Executive held shares of Stock equal to the vested number of your RSUs from the date of Executive’s award to the date of the distribution of shares of Stock following the vesting of Executive’s RSUs, and assuming that the dividends were reinvested in Stock (and any dividends on such shares were reinvested in Stock). Any such dividend equivalents will be subject to the same vesting conditions as the shares represented by Executive’s RSUs and, in the event of vesting of Executive’s RSUs, credited dividend equivalents will be settled as soon as practicable thereafter in cash.

(e) In the event of a stock split, a stock dividend or a similar change in the Stock, the number of RSUs covered by this grant shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Executive’s RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

(f) The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Executive agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Executive in an electronic format. Executive may elect to receive paper copies of these documents at any time.

6. Internal Revenue Code Section 409A and Regulations (“Section 409A”). To the extent applicable, the RSUs granted under this Agreement are intended to comply with Section 409A. The provisions of this paragraph shall qualify and supersede all other provisions of this Agreement and the Plan as necessary to fulfill the foregoing intent. In furtherance of the foregoing, any RSUs that accelerate and vest upon a termination of services hereunder and that are otherwise subject to Section 409A shall accelerate and vest upon such a termination of services solely if such termination constitutes a “separation from service” within the meaning of Section 409A. Additionally, if at the time of any such separation from service Executive is entitled to accelerated vesting of any RSUs granted hereunder and is also a “specified employee” (within the meaning of Section 409A and as determined by the Company) and such RSUs granted hereunder may not be settled without subjecting the Executive to additional tax, interest and/or penalties under Section 409A, then such RSUs shall accelerate and vest upon Executive’s separation from service but shall not settle until the earlier of (i) Executive’s death or (ii) the first business day of the seventh (7th) month immediately following Executive’s separation from service.

7. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to Executive’s address as shown on the Company’s records and, in the case of the Company, to the Company’s principal office, to the attention of the Legal Department, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9. Governing Law. This Agreement shall be construed, interpreted and enforced as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws provisions thereof. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within Virginia), and the Company and Executive each consents to the jurisdiction of such a court.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, in the event of Executive’s death, any payments that Executive was otherwise entitled to under this Agreement shall be made to Executive’s estate.

11. Acknowledgment. Executive states and represents that Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs Executive’s name of Executive’s own free act. The Company represents that it has obtained all necessary consents and approvals to execute this Agreement.

12. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Trex Company, Inc.

By: /s/Bryan H. Fairbanks__

Bryan H. Fairbanks, President and Chief Executive Officer

/s/Prithvi S. Gandhi

Prithvi S. Gandhi, SVP, Chief Financial Officer